UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2025

Analog Devices, Inc.

(Exact name of Registrant as Specified in its Charter)

Massachusetts	1-7819	04-2348234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Analog Way, Wilmington, MA	01887
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 935-5565

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.16 2/3 par value per share	ADI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James Champy Retirement

On January 9, 2025, James Champy informed the Board of Directors (the “Board”) of Analog Devices, Inc. (the “Company”) that he had decided to retire from the Board and not to stand for re-election at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”) to be held on March 12, 2025. Mr. Champy’s decision not to stand for re-election did not involve any disagreement on any matter relating to the Company’s operations, policies or practices. Mr. Champy will continue to serve as a director and a member of the Nominating and Corporate Governance Committee until the 2025 Annual Meeting.

Andrea F. Wainer Appointment

On January 9, 2025, the Board increased the size of the Board to twelve members and appointed Andrea F. Wainer as an independent director, effective as of the same day, for a term continuing to the 2025 Annual Meeting, when all directors will be subject to election by shareholders. In addition, on January 9, 2025, the Board appointed Ms. Wainer as a member of the Nominating and Corporate Governance Committee, effective as of the same day.

In accordance with the Company’s current non-employee director compensation program, Ms. Wainer is entitled to receive annual cash retainers of $100,000 for service on the Board and $15,000 for service as a member of the Nominating and Corporate Governance Committee. The annual retainers are paid in quarterly installments on the 15th day of December, March, June and September of each fiscal year, and Ms. Wainer’s retainers will be prorated from the date of her appointment to the Board. Pursuant to the compensation program, Ms. Wainer is also entitled to a restricted stock unit (“RSU”) award under the Company’s 2020 Equity Incentive Plan with an aggregate fair market value of $235,000. The RSU award is scheduled to vest on the earlier of the date of the 2025 Annual Meeting or March 13, 2025 and will be prorated from the date of Ms. Wainer’s appointment. Ms. Wainer will be eligible to participate in the Analog Devices, Inc. Amended and Restated Deferred Compensation Plan included as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended November 2, 2024.

In connection with her appointment to the Board, the Company will enter into an indemnification agreement with Ms. Wainer in substantially the same form included as Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2024.

There are no arrangements or understandings between Ms. Wainer and any other person pursuant to which she was elected as a director. There are no transactions in which Ms. Wainer has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 9, 2025 the Board approved and adopted an amendment to the Company’s existing Bylaws (as so amended and restated, the “Second Amended and Restated Bylaws”), which became effective immediately. The amendment effected by the Second Amended and Restated Bylaws lowers the ownership threshold required for shareholders to call a special meeting of shareholders from 80% of the Company’s outstanding shares to 25% of the Company’s outstanding shares, subject to certain holding requirements. The amendment also sets forth the information required to be provided by shareholders submitting a special meeting request and includes certain timing conditions for such requests, which are intended to avoid the cost and distraction that would result from multiple shareholder meetings being held in a short time period.

The foregoing description of the amendment is qualified in its entirety by reference to the text of the Second Amended and Restated Bylaws, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Analog Devices, Inc., as amended January 9, 2025.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2025	ANALOG DEVICES, INC.

.	By:	/s/ Janene I. Asgeirsson
Janene I. Asgeirsson
Senior Vice President, Chief Legal Officer and Corporate Secretary